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EXHIBIT 11.1 COMPUTATION OF NET INCOME (LOSS) PER SHARE


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
                                                     Three Months Ended        Six Months Ended
                                                          June 30,                 June 30,
                                                    --------------------       -----------------
                                                      1998        1997         1998        1997
                                                      ----        ----         ----        ----
Basic:
Net income (loss) attributable to common shares..      $4,875       $(127)     $ 8,458     $(1,122)
                                                      -------     -------      -------     -------
Weighted average common shares outstanding.......      21,912      18,540       21,840      18,540
                                                      -------     -------      -------     -------
Per share amount.................................       $0.22      $(0.01)       $0.39      $(0.06)
                                                      -------     -------      -------     -------
Diluted:
Net income (loss)................................      $4,875      $ (127)     $ 8,458     $(1,122)
Net effect of convertible debentures based on the
if-converted method, assuming 100% conversion:
$35,000,000, 6.75%, due 2006.....................         591         591        1,181       1,181
$50,000,000, 7.0%, due 2004......................         875         385        1,750         385
$143,750,000, 5.25%, due 2002....................       1,887         ---        3,773         ---
                                                      -------     -------      -------     -------
Net income (loss) attributable to common shares..      $8,228      $  849      $15,162     $   444
                                                      -------     -------      -------     -------
Weighted average common shares outstanding.......      21,912      18,540       21,840      18,540
Net effect of convertible debentures based on the
if-converted method, assuming 100% conversion:
$35,000,000, 6.75%, due 2006.....................       1,717       1,717        1,717       1,717
$50,000,000, 7.0%, due 2004......................       2,469       1,085        2,469         546
$143,750,000, 5.25%, due 2002....................       5,000         ---        5,000         ---
Net effect of dilutive stock options based on the
Treasury stock method, using average market
Price............................................         501         331          527         331
                                                      -------     -------      -------     -------
Totals...........................................      31,599      21,673       31,553      21,134
                                                      -------     -------      -------     -------
Per share amount.................................       $0.26       $0.04        $0.48       $0.02
                                                      -------     -------      -------     -------
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